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                                                                    EXHIBIT B-13

                      WRITTEN CONSENT IN LIEU OF A SPECIAL
                      MEETING OF THE BOARD OF DIRECTORS OF
                          COLUMBIA PIPELINE CORPORATION
                                DATED MAY 1, 2001


         The undersigned, being all of the members of the Board of Directors of Columbia Pipeline Corporation (the "Corporation"), a Delaware corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, hereby waive notice and holding of a special meeting and consent to the following resolutions in lieu of action at a special meeting of the Board of Directors.

                    RESOLUTION OF DIRECTORS TO AMEND BY-LAWS

         The undersigned, being all of the members of the Board of Directors of the Corporation, hereby deem it advisable, and consent to, the amendment of the By-Laws of the Corporation as follows:

         7. Section 3. Checks, of Article VII, General Provisions, shall be deleted in its entirety and replaced with the following:

                              FINANCIAL STATEMENTS

                  Section 3. Financial Statements. Any officer may sign (or counter-sign, when required) any financial instrument including without limitation, checks, drafts and orders for the payment of money, in the name of the Corporation subject to the then existing policies, procedures and internal controls adopted by the Officers or Board of Directors of the Corporation. In addition, the Officers shall have the power to designate from time to time such other agents, who need not be Officers of the Corporation, who shall have the power and authority to execute any such instrument on behalf of the Corporation, subject to the then existing policies, procedures and internal controls adopted by the Officers and/or the Board of Directors.


         8.       The following Section shall be added to Article VII, General
                  Provisions:

                                    CONTRACTS

                  Section 6. Any Officer may execute any contract or other non-financial instruments in the name and on behalf of the Corporation subject to the then existing policies, procedures and internal controls adopted by the Officers and/or Board of Directors. The Officers shall have power to designate from time to time such other agents, who need not be Officers of the Corporation, who shall have the power and




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         authority to execute any such instrument on behalf of the Corporation, subject to the them existing policies, procedures and internal controls adopted by the Officers and/or the Board of Directors.

         9. Article VIII, INDEMNIFICATION, shall be deleted in its entirety and replaced with the following:

                                 INDEMNIFICATION

                  The Corporation shall indemnify its officers, directors, and employees to the extent permitted by the General Corporation Law of Delaware.

         IT IS FURTHER RESOLVED, that the Secretary of the Corporation be and is hereby authorized to revise, amend and restate the By-Laws of the Corporation in their entirety, as attached hereto, so that the By-Laws reflect the amendments indicated above and properly certify the same.

                                   /s/ Catherine G. Abbott
                                   /s/ Terrance L. McGill
                                   /s/ Michael W. O'Donnell

                                   Being all of the Directors of the Corporation